Exhibit 10.27

MASTER PURCHASE AGREEMENT

THIS MASTER PURCHASE AGREEMENT (this “Agreement”) is made and entered on 8 April 2009, by and between GPS Golf Investors LLC, a Florida limited liability company ("Purchaser"), and GPS Industries, Inc., a Nevada corporation ("Seller").

R E C I T A L S

A.           Seller has requested that Purchaser purchase Equipment from Seller pursuant to this Agreement and lease the Equipment to Customers pursuant to an Equipment Lease.

B.           Purchaser has agreed to purchase the Equipment from Seller pursuant to this Agreement and lease the Equipment to Customers pursuant to an Equipment Lease, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Defined Terms.

Capitalized terms not defined elsewhere in this Agreement shall have the meaning set forth in Schedule 1 of this Agreement.

2.  Purchase of Equipment.

(a) Seller hereby agrees to convey, sell, and deliver to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, upon the terms and conditions set forth in this Agreement, the Equipment described on each Purchase Supplement that shall be executed and delivered by Seller and Purchaser.  Each Purchase Supplement will be entered into pursuant to and conditioned upon the terms set forth in Schedule 2 of this Agreement or such other terms as are agreed upon in writing by Seller and Purchaser.

(b) This Agreement contains general terms and conditions that shall apply to each Purchase Supplement.  Each Purchase Supplement will contain terms and conditions applying only to the Item of Equipment covered by that Purchase Supplement.  Each Purchase Supplement shall be subject to all of the terms and conditions set forth in this Agreement.  If there is any conflict between the terms of this Agreement and the terms of a Purchase Supplement, the terms of this Agreement shall control.  Each Purchase Supplement shall constitute a separate purchase of the Item of Equipment subject thereto and shall be separately enforceable.

3.  Payment Terms.

Purchaser shall pay Seller for each Item of Equipment in the amounts and on the dates specified in the related Purchase Supplement.  The parties acknowledge and agree that the purchase price (“Purchase Price”) shall be the Seller’s cost of goods for the hardware components of the Equipment and such Purchase Price shall be paid directly to Seller’s vendors.

4.  Seller’s Warranties.

(a) Equipment. Seller has good and marketable title to, and is the owner of, the Equipment, free and clear of all of all liens, mortgages, security interests, leases, options, pledges, charges, covenants, conditions, restrictions and other encumbrances and claims of any kind or character whatsoever (collectively, “Encumbrances”) (other than those Encumbrances which shall be released upon sale and delivery of each Item of Equipment to Purchaser).  Upon execution of each Purchase Supplement, Purchaser will have good and marketable title to the Item of Equipment referred to in such Purchase Supplement, free and clear of all Encumbrances.  The manufacture and sale of the Equipment by Seller, and the use and lease of the Equipment by Purchaser does not violate, infringe, misappropriate or misuse any intellectual property rights or trade secrets of any person.

(b) No Fraudulent Transfer.  The transactions contemplated by this Agreement are not fraudulent to any of Seller's creditors, whether or not the creditor's claims arose before or after the execution of a Purchase Supplement or the occurrence of any such transaction. This Agreement is not being executed: (a) with actual intent to hinder, delay, or defraud any of Seller's creditors; or (b) without receiving a reasonably equivalent value in exchange for the consideration provided by Seller under this Agreement.

5.  Maintenance of Equipment; Warranties; Event of Loss.

(a) Concurrently with the purchase of each Item of Equipment by Purchaser, Seller shall enter into a maintenance agreement (the “Maintenance Agreement”) with each Customer in which Seller agrees to properly service and maintain the Item of Equipment.  Purchaser will collect all such service fees for the term of the Equipment Lease and any extensions thereto and will forward the service fees to Seller as provided herein and in the Purchase Supplements and further will provide in each Equipment Lease that the failure of the lessee to pay all fees owed under the Maintenance Agreement will constitute a default under the Equipment Lease.

(b)  Notwithstanding anything to the contrary contained in Section 5(b), Seller agrees that regardless of terms of such Maintenance Agreement or the payment by prospective lessee of its payment obligations thereunder, Seller shall be responsible for all costs, expenses and obligations of every kind and nature incurred in connection with the use or operation of the Equipment which may arise or be payable during the life of the Equipment hereunder, whether or not such cost, expense or obligation is specifically referred to herein, provided that in the event the lessee fails to pay any fees owed under the Maintenance Agreement, Purchaser takes commercially reasonable efforts to exercise its remedies thereunder.  Seller at all times shall maintain, service and repair any damage to the Equipment so as to keep the Equipment in good and efficient working order, condition and repair, ordinary and reasonable wear and tear resulting from proper use excepted, and make all inspections and repairs, including replacement of worn parts, to effect the foregoing and to comply with requirements of laws, regulations, rules and provisions and conditions of insurance policies.  All replacements, repairs, improvements, alterations, substitutions and additions shall constitute accessions to the Equipment and title thereto shall vest in Purchaser, and shall be free of any and all liens.  In performing its obligations under this Section, Seller will not treat the Equipment less favorably than similar equipment that it owns or leases.

(c) Seller assumes all risk of and shall indemnify and hold harmless Purchaser from and against all damage to and loss of the Equipment arising out of any action or omission in connection with the performance of its services under any Maintenance Agreement, whether or not such loss or damage is or could have been covered by insurance (an “Event of Loss”).  Each party shall promptly give the other party written notice of any material loss or damage, describing completely and in detail the cause and the extent of loss and damage.  Upon the occurrence of an Event of Loss, at its option, Seller shall: (i) repair or restore the damaged or lost Items of Equipment to good condition and working order; or (ii) replace the damaged or lost Items of Equipment with similar equipment of equal value in good condition and working order; or (iii) pay Purchaser in cash the higher of (A) the purchase price of the damaged or lost Items of Equipment, and (B) the full replacement value of the damaged or lost Items of Equipment within thirty (30) days following Seller’s knowledge of such Event of Loss.  Upon Seller’s compliance with the foregoing, Purchaser shall pay or cause to be paid over to Seller the net proceeds of insurance, if any, with respect to such damage or loss.

(d) Seller and Purchaser agree that the service fee payable to the Seller under the Maintenance Agreements shall be as detailed in each Purchase Supplement and summarized below:

i.	Cache Creek Casino Resort: $1,268/month

ii.	Isleta Casino and Resort: $778/month

iii.	Doha Golf Club: $500/month

iv.	Grand National: $1463/month (only six months per year)

6.  Indemnification and Expenses.

(a) Seller agrees to and does hereby indemnify and hold Purchaser and any successor, assignee or secured party of Purchaser and any directors, officers, partners, managers, members, employees, persons controlling or controlled by and any agents or attorneys of any of the foregoing, on an after-tax basis harmless from and against any and all expense, liability or loss whatsoever, including, without limitation, reasonable legal fees and expenses, which may be asserted against or incurred in any manner by or for the account of any of the foregoing persons, relating to or in any way arising out of this Agreement, the Purchase Supplements or the Lease Documents or the purchase, ownership, delivery, installation, possession, lease, use, operation, removal, return, sale, disposition or condition of the Equipment hereunder or in connection herewith (including, without limitation, expense, liability or loss relating to or in any way arising out of injury to persons or property, patent or invention rights or strict liability in tort).  Each party shall give the other party notice of any event or condition which requires indemnification by Seller hereunder, or any allegation of such event or condition, promptly upon obtaining knowledge thereof.  Seller shall pay Purchaser, upon demand, all amounts due under this Section 6.  All of the indemnities and agreements of Seller contained in this Section 6 shall survive and continue in full force and effect notwithstanding termination of this Agreement or of the lease of any or all Items of Equipment hereunder.

(b) Seller shall pay all fees, costs and expenses of Purchaser, including reasonable attorneys’ fees and costs, relating to or arising from: (i) the exercise or enforcement of any of the rights of Purchaser under the Lease Documents; (ii) any failure by Seller or any third party to perform or observe any of the provisions of this Agreement or the Lease Documents; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Purchaser, Seller or any other Person naming Purchaser as a party) in any way relating to this Agreement or any Lease Documents, Seller’s affairs or the transactions contemplated herein, except to the extent such costs and expenses are for reimbursement of amounts paid to Purchaser in connection with any action resulting in a final, non-appealable judgment in Seller’s favor against Purchaser by a court of competent jurisdiction; (iv) any consultation required by Purchaser, between Purchaser and its accountants, attorneys or agents reasonably relating to the provisions of this Agreement or any of the Lease Documents; (v) any attempt to enforce any rights of Purchaser against Seller or any other Person which may be obligated to Purchaser by virtue of this Agreement or any of the Lease Documents; and (vi) all other fees and expenses of Purchaser referred to or necessitated by the terms of this Agreement and the Lease Documents, and the performance hereof.

7.  [Intentionally omitted.]

8.  Events of Default; Remedies.

(a) Events of Default.  The occurrence of any of the following shall constitute an event of default (“Event of Default”): (i) default in the performance of any of Seller’s agreements in this Agreement (and not constituting an Event of Default under any of the other clauses of this paragraph) and continuance of such default for 30 days after the occurrence thereof; (iii) any representation or warranty made by Seller in this Agreement is untrue in any material respect, or any statement, report, schedule, notice, or other writing furnished by Seller to Purchaser in connection herewith is untrue in any material respect on the date as of which the facts set forth therein are stated or certified; (iii) Seller shall be in default in paying or performing any obligation, term, provision or condition (including the existence of an event of default thereunder) contained in any agreement with Purchaser or any affiliate of Purchaser after any applicable cure period; (iv) [intentionally omitted] (v) Seller winds up, dissolves, liquidates or otherwise terminates its legal existence, ceases to conduct business, or consolidates with or merges with or into any entity or Seller sells, leases or otherwise transfers all or substantially all of its assets to any entity, or incurs a substantial amount of indebtedness other than in the ordinary course of its business, or engages in a leveraged buy-out or any other form of corporate reorganization; and (vi) there is material adverse change in the business, operations, prospects, properties or financial condition of Seller, as determined by Purchaser in its reasonable sole discretion.  Within three Business Days after knowledge thereof shall have come to any officer of Seller, Seller shall provide to Purchaser written notice of the occurrence of any Event of Default or the existence of any condition which would, with notice or the passage of time or both, constitute an Event of Default.

(b) Effect on Seller’s Obligation.  Upon the occurrence of an Event of Default, Purchaser shall have no further obligation to Seller to purchase Equipment.

(c) Remedies.  Upon the occurrence of an Event of Default as provided above, Purchaser may at its option proceed by appropriate court action or actions, either at law or in equity, to enforce performance by Purchaser of the applicable covenants of this Agreement and any applicable Purchase Supplement or to recover damages for the breach thereof.  Purchaser’s rights and Seller’s duties shall in no way be affected by Purchaser’s inspection of, or failure to inspect, the Equipment or any unit thereof or any of the documents referred to in this Agreement or by Purchaser’s failure to inform Seller of any failure to comply with any of Seller's obligations under this Agreement.  Seller hereby waives any right to assert that Purchaser cannot enforce this Agreement or that this Agreement is invalid because of any failure of Purchaser to qualify to do business in any jurisdiction.

9.  Rights Cumulative.

Unless otherwise expressly provided in this Agreement, all rights and remedies of Seller are concurrent and cumulative.  The exercise or partial exercise of any remedy shall not restrict Purchaser from further exercise of that remedy or any other remedy. All rights, powers and remedies of the parties hereto shall survive the termination of this Agreement.

10.  Purchaser’s Right to Perform.

If Seller fails to perform any obligations required by this Agreement and or the Lease Documents after any applicable cure period, Purchaser may make such payments or perform such obligations for the account of Seller without thereby waiving such Event of Default (but must provide written notice to Seller).  The amount of any such payment and Purchaser’s costs and expenses, including, without limitation, reasonable legal fees and expenses in connection therewith and with such performance, shall thereupon be and become payable by Seller to Purchaser upon demand.

11.  Further Assurances.

Seller agrees, at its expense, promptly upon Purchaser’s written request, to execute, acknowledge and deliver such instruments, and to take such other action, as may reasonably be necessary in the opinion of Purchaser to protect Purchaser’s interests.

12.  Survival.

The representations and warranties of Seller in this Agreement shall survive the execution and delivery of this Agreement hereunder, and the indemnities and obligations contained in this Agreement shall survive the expiration or earlier termination of this Agreement.

13.  Assignment.

Seller will not, without Purchaser prior written consent, sell, assign, or transfer all or any part of its interests in or to this Agreement.

14.  Notices.

All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery or refusal of delivery, if delivered in person, (ii) one (1) Business Day (defined below) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Seller:	GPS Industries, Inc.
1358 Fruitville Road, Suite 210
Attention: Chief Executive Officer
Facsimile No.: (941) 364-8190

If to Purchaser:	NewCo LLC
1348 Fruitville Road, Suite 210
Sarasota, FL 34236-4953
Attention: David Chessler

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

15.  Miscellaneous.

(a) Entire Agreement; Amendment.  This Agreement, all Purchase Supplements executed and delivered by Seller and Purchaser contain the entire understanding of Seller and Purchaser.  References herein to this “Agreement” shall be deemed to include this Agreement together with all such Purchase Supplements except where the context otherwise requires; and the terms “hereunder,” “herein” and similar terms shall refer to this Agreement and not to any particular Section or provision of this Agreement.  No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless in writing and signed by Seller and Purchaser.

(b) Governing Law; Construction.  This Agreement has been delivered for acceptance by Seller in the State of Florida, and shall be governed by the internal laws of the State of Florida, without regard to the conflict of laws provisions thereof, and shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.  Seller and Purchaser have been represented by or have had the opportunity to be represented by counsel of their choosing in connection with the execution and delivery of this Agreement.  Seller and Purchaser intend that this Agreement be deemed to have been prepared by all of the parties and that no party shall be entitled to the benefit of any favorable interpretation or construction of any term or provision hereof under any rule or law.

(c) Severability.  Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision hereof or the application thereof to any party or circumstance is prohibited by or invalid under applicable law, then such provision shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

(d) Pronouns and Headings.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction.  The headings, titles, and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

(e) Waiver.  No waiver by Seller of any breach or default shall constitute a waiver of any other breach or default by Purchaser or waiver of any of Seller’s rights hereunder.  No purported waiver by Seller of any right, remedy, option, breach or default shall be binding unless in writing and signed by an officer of Seller.

(f) Counterparts and Facsimile Signatures.  This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument.  Execution and delivery of this Agreement by exchange of facsimile or other electronic copies bearing the facsimile or other electronic signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.  Any such facsimile copies shall constitute enforceable original documents.

(g) Jury Trial; Venue; Jurisdiction.  PURCHASER WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (I) UNDER THIS AGREEMENT, THE PURCHASE SUPPLEMENTS OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT WHICH MAY BE DELIVERED IN THE FUTURE IN CONNECTION WITH THIS AGREEMENT OR (II) ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE PURCHASE SUPPLEMENTS, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  PURCHASER IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT OR THE PURCHASE SUPPLEMENTS SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN SARASOTA COUNTY, FLORIDA.  PURCHASER HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID COUNTY AND STATE.  PURCHASER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE VENUE OF ANY SUCH ACTION OR PROCEEDING.

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IN WITNESS WHEREOF Seller and Purchaser have executed this Agreement as of the date and year first above written.

SELLER:

GPS INDUSTRIES, INC.

By: _____________________________________
Its: _____________________________________

PURCHASER:

GPS GOLF INVESTORS LLC

By: ____________________________________
Its: ____________________________________

SCHEDULE 1

DEFINED TERMS

(a)    “Agreement” shall mean this Agreement.

(b)    “Business Day” shall mean any day that is not a Saturday or Sunday or a legal holiday in the State of Florida.

(c)    “Customer” shall mean the golf course owner or manager identified as the lessee in the Lease Documents.

(d)    “Equipment” shall mean the equipment or other personal property covered by a Purchase Supplement, together with all components, parts, additions, accessions, attachments and substitutions therefore and replacements thereof.

(e)    “Equipment Lease” shall mean each equipment lease agreement between Purchaser and a Customer concerning an Item of Equipment.

(f)     “Event of Default” has the meaning set forth in Section 8.

(g)    “Event of Loss” shall have the meaning set forth in Section 5.

(h)    “Indemnified Party” has the meaning set forth in Section 6(a).

(i)     “Item of Equipment” shall mean any individual item of Equipment.

(j)     “Lease Documents” shall mean the Equipment Lease, the Maintenance Agreement, and all other documents, schedules, exhibits, instruments and agreements attached hereto or thereto, or delivered in connection therewith, as the same are hereafter amended from time to time.

(k)    “Maintenance Agreement” shall mean an agreement between Purchaser or its assignee and a third party providing for the service and maintenance of the Equipment listed on the corresponding Purchase Supplement.

(l)     “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation any instrumentality, division, agency, body or department thereof).

(m)   “Purchase Price” shall have the meaning set forth in Section 3.

(n)    “Purchase Supplement” shall mean each Bill of Sale and schedule for an Item of Equipment entered into between Seller and Purchaser pursuant to this Agreement, as amended from time to time.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its hand and seal as of the date first referenced above.

COMPANY:		EXECUTIVE:

GPS Industries, Inc.		GPS Golf Investors, LLC

By:	/s/ J. Benjamin E. Porter	By:	/s/ David L. Chessler
	J. Benjamin E. Porter		David L. Chessler
Its:	President	Its:	Manager